Exhibit 5.1

January 17, 2006

ACADIA Pharmaceuticals Inc.

3911 Sorrento Valley Boulevard

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to ACADIA Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) an aggregate of $75,000,000 of shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company for offer and sale by the Company (the “Company Shares”) and (ii) 1,890,422 shares of Common Stock for offer and sale by Sepracor Inc., a Delaware corporation (the “Stockholder Shares,” and, together with the Company Shares, the “Shares”). The Shares are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and reserved or available for issuance and that the consideration for the issuance and sale of such shares of Common Stock is not less than the par value of the Common Stock, and that, prior to any offering and sale of the Company Shares, the Company’s board of directors (the “Board”), including any appropriate committee appointed thereby, will duly authorize the price at which the Company Shares are to be issued and sold.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the Delaware General Corporation Law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any offering of the Company Shares, when (i) the Registration Statement, as finally amended, has become effective; (ii) an appropriate prospectus supplement with respect to the Company Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable Securities Act Rules; (iii) if the Company Shares are to be sold pursuant to a purchase, underwriting or similar agreement, such agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company; (iv) the Board, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Company Shares and related matters; and (v) the issuance and sale of the Company Shares do not violate any applicable law or the operative certificate of incorporation or bylaws of the Company or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the

ACADIA Pharmaceuticals Inc.

January 17, 2006

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Company, then the Company Shares, when issued and sold in accordance with any duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable. In addition, on the basis of the foregoing and in reliance thereon, we are of the opinion that the Stockholder Shares are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/S/ D. BRADLEY PECK
D. Bradley Peck